AURORA LOAN SERVICES
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Depositor:       Structured Asset Securities Corporation
                 Attention: Mortgage Finance SASCO 2006-S4
                 745 7th Avenue, 7th Floor
                 New York, NY 10019

Master Servicer: Aurora Loan Services LLC
                 Chris Baker
                 327 Inverness Drive South
                 Englewood, CO 80112

Trustee:         Citibank, N.A.
Attention:       Structured Finance SASCO 2006-S4
                 111 Wall Street, 14th Floor, Zone 3
                 New York, NY 10005

Subject:         Annual Officer's Certification
Fiscal Year:     2006
Investor Code:   F83
Investor Name:   SASCO 2006-S4

I, Terry Gentry, the undersigned, a duly authorized officer of Aurora Loan Services LLC (the "Servicer"), do certify the following for the Calendar Year 2006:

1. A review of the activities of the Servicer during the preceding calendar year (or portion thereof) and of its performance under the Agreement for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material aspects throughout 2006 (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in any material respect, I have specifically identified to the Master Servicer, the Depositor, and the Trustee each such failure known to me and the nature and status thereof, including the steps being taken by the Servicer to remedy such default.



                           Certified by: AURORA LOAN SERVICES LLC

                                         By /s/ Terry L. Gentry
                                            ----------------------
                                         Name: Terry L. Gentry
                                         Title: Managing Director